Exhibit 10(v)

CONSULTING AGREEMENT

CONSULTING AGREEMENT (this "Agreement") entered into as of December 17, 2001 among James L. Broadhead, an individual ("Consultant") and FPL Group, Inc., a Florida corporation ("Company").
R E C I T A L S:

A. From January 1989 until June 2001 the Consultant was the Chief Executive Officer of the Company and currently is the Chairman of the Board of the Company.
B. The Consultant has indicated to the Company his desire to resign as Chairman of the Board and retire from the employ of the Company.
C. The Company desires to have the benefits of the Consultant's knowledge and experience following his retirement and the Consultant desires to provide consulting services to the Company.
NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:
1. Effectiveness. This Agreement shall become effective on January 1, 2002 (the "Effective Time").

2.    Term. The Company retains the Consultant as a consultant and the Consultant hereby agrees to provide consulting services to the Company for period commencing on the Effective Time and ending on December 31, 2002 (the "Term").

3.    Services To Be Performed by Consultant. The Consultant agrees to consult with the Chairman of the Board ("Chairman") of the Company during the Term regarding the Company's business and its general management and operation. The Consultant shall provide such services at the Chairman's request and at times agreeable to the Consultant; provided that the Consultant shall not be required to be available other than during normal business hours in the location where he resides or is otherwise staying from time to time, shall not be required to consult in person, or to travel, or to be available at specific times or on weekends or holidays.

4. Compensation and Expenses.

        (a)    As compensation to the Consultant for services rendered under this Agreement, (i) the Non-Qualified Stock Option Grant, dated February 12, 2001, granting the Consultant the right to purchase a total of 250,000 shares of Common Stock, $.01 par value ("Common Stock") of the Company at an exercise price of $61.72 per share is hereby amended to provide that said Non-Qualified Stock Option Grant shall vest and become exercisable with respect to 62,500 of the shares of Common Stock subject thereto on January 2, 2002, and to provide that Section 6 thereof (Termination of Employment) shall not apply to said 62,500 shares; and (ii) the Restricted Stock Award Agreement, dated as of February 12, 2001, granting the Consultant a total of 50,000 shares of Common Stock ("Restricted Stock") is hereby amended to provide that the Restriction Period ( as defined therein) shall terminate with respect to 12,500 shares of Restricted Stock, and the Company shall deliver to the Consultant certificates for such number of shares of Common Stock, on January 2, 2002, and to provide that Section 4 thereof (Termination of Employment) shall not apply to said 12,500 shares.

        (b)    The Company shall reimburse the Consultant for all reasonable business expenses incurred while performing services for the Company under this Agreement upon submission of appropriate documentation in accordance with the Company's general policies, as in effect from time to time during the term of this Agreement.

5.    Independent Consultant Relationship. The parties agree that no employment relationship is created by this Agreement. The Consultant is an independent contractor and is not considered an agent or common law employee of the Company for any purpose.

6.    Consultant's Tax Obligations. To the extent required by law, the Consultant shall be solely responsible for and shall make proper and timely payment of any withholding or other taxes, such as the Consultant's estimated federal income taxes and self-employment tax.

7.    Confidential Information. Confidential Information includes all information in whatever form, tangible or intangible, pertaining in any manner to the business of the Company and its subsidiaries which is material to the Company's strategy, business plans, regulatory proceedings, operations, or financial position unless (i) the information is or becomes publicly known other than as a result of disclosure by the Consultant, or (ii) the information is subsequently disclosed to the Consultant by a third party without breach of any agreement of confidentiality known to the Consultant and without restriction of its use. The Consultant agrees to hold all Confidential Information provided to him by the Company during the Term in confidence and not to directly or indirectly disclose, use, copy, publish, summarize or remove from the Company's premises any such Confidential Information, except (1) during the Term to any extent necessary to carry out the Consultant's responsibilities under this Agreement and (2) after the termination of this Agreement as specifically authorized in writing by the Company.

8.    Law Governing. This Agreement and the resolution of any disputes hereunder shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws principles thereof.

9.    Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the Consultant's engagement as a consultant to the Company and may not be contradicted by evidence of any prior or contemporaneous agreements, including any former employment or consulting agreements between the Consultant and the Company.

10.   Validity. If any provision of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provision as applied to other persons, places and circumstances shall remain in full force and effect.

11. Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by the Consultant and the Company.

12.   Effect on Successors in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon the heirs, administrators, executors, and successors of each of the parties hereto. This Agreement is personal to and may not be assigned by the Consultant or the Company.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

FPL GROUP, INC.
By	DENNIS P. COYLE

Title	GENERAL COUNSEL & SECRETARY

CONSULTANT
JAMES L. BROADHEAD

James L. Broadhead